Exhibit 5.1

September 28, 2010

Inergy, L.P.

Two Brush Creek Boulevard

Suite 200

Kansas City, Missouri 64112

Ladies and Gentlemen:

We have acted as counsel to Inergy, L.P., a Delaware limited partnership (“Inergy”), in connection with the merger of NRGP MS, LLC, a Delaware limited liability company (“MergerCo”), with and into Inergy Holdings, L.P., a Delaware limited partnership (“Holdings”), pursuant to the First Amended and Restated Agreement and Plan of Merger, dated as of September 3, 2010 (the “Merger Agreement”), by and among Inergy, Inergy GP, LLC, a Delaware limited liability company and the managing general partner of Inergy (“Inergy GP”), Holdings, Inergy Holdings GP, LLC, a Delaware limited liability company and the general partner of Holdings, NRGP Limited Partner, LLC and MergerCo. Under the Merger Agreement, all common units of Holdings will be converted into the right to receive common units representing limited partner interests in Inergy (“Inergy LP Units”). We have also participated in the preparation of Inergy’s registration statement (as amended as of the date hereof, the “Registration Statement”) on Form S-4 (File No. 333-169220) filed with the Securities and Exchange Commission (the “Commission”) relating to the issuance of up to 49,799,619 Inergy LP Units pursuant to the Merger Agreement.

In rendering the opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction of (i) the Second Amended and Restated Agreement of Limited Partnership of Inergy, dated as of January 7, 2004, as amended, which is currently in effect, (ii) the Certificate of Limited Partnership of Inergy, dated March 7, 2001 and filed with the Secretary of State of Delaware pursuant to the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) in connection with the formation of Inergy, (iii) the Certificate of Amendment to Certificate of Limited Partnership of Inergy, dated September 6, 2001 and filed with the Secretary of State of Delaware pursuant to the Delaware Act, (iv) the Certificate of Correction of Certificate of Limited Partnership of Inergy, dated March 4, 2003 and filed with the Secretary of State of Delaware pursuant to the Delaware Act, (v) the form of the Third Amended and Restated Agreement of Limited Partnership of Inergy (the “Partnership Agreement”), which will become effective as of the Effective Time (as defined in the Merger Agreement), (vi) the Limited Liability Company Agreement of Inergy GP, dated as of March 2, 2001, (vii) certain resolutions adopted by the Board of Directors of Inergy GP and by the Special Committee of the Board of Directors of Inergy GP with respect to the Merger Agreement and the issuance of Inergy LP Units contemplated thereby and (viii) such other certificates, statutes and other instruments and as we have deemed necessary or appropriate for purposes of this opinion. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of Inergy and Inergy GP and such agreements, certificates of public officials, certificates of officers or other representatives of Inergy, Inergy GP and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than Inergy, Inergy GP, and the directors and officers of Inergy GP, had the power, corporate or

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otherwise, to execute and deliver such documents, and we have assumed the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of Inergy, Inergy GP and others and the disclosures made by Inergy in the Registration Statement.

Based upon and subject to the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Inergy LP Units, upon completion of the Merger (as defined in the Merger Agreement) and when issued pursuant to the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited in all respects to the Delaware Act, the Delaware Limited Liability Company Act and the federal laws of the United States, as interpreted by the courts of the State of Delaware and of the United States, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the reference to us under the heading “Legal Matters” in the proxy statement/prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent we do not admit that we are within the category of persons whose consent is required under the Securities Act of 1933 or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/S/ VINSON & ELKINS L.L.P.
Vinson & Elkins L.L.P.